Exhibit 99.1

November 3, 2011

Energizer Holdings, Inc. Announces Fourth Quarter and Fiscal 2011 Results

Fourth Quarter and Full Year Highlights

•	Net Earnings per diluted share of $0.67 for the quarter and $3.72 for the fiscal year

•	Adjusted net earnings per diluted share of $1.10 for the quarter and $5.20 for the fiscal year (a)

•	Net Sales of $1,198.8 million for the quarter, up 13.1%, and $4,645.7 million for the fiscal year, up 9.4%. Organic sales growth up 1% for the quarter and the fiscal year.(b)

(a)	See Diluted EPS table below

(b)	See Net Sales — Total Company table below

St. Louis —November 3, 2011—Energizer Holdings, Inc. (NYSE: ENR) announced results for the fourth fiscal quarter and for the fiscal year ending September 30, 2011. Net earnings for the quarter were $45.8 million, or $0.67 per diluted share, versus net earnings of $84.8 million, or $1.20 per diluted share, in the fourth fiscal quarter of 2010. Net earnings for the fiscal year ended September 30, 2011, were $261.2 million, or $3.72 per diluted share versus net earnings of $403.0 million, or $5.72 per diluted share, in the same period last year.

The following table provides a reconciliation of net earnings per diluted share to adjusted net earnings per diluted share, which is a non-GAAP measure.

	Quarter Ended September 30,		Fiscal Year Ended September 30,
	2011	2010	2011	2010
Diluted EPS — GAAP	$0.67	$1.20	$3.72	$5.72
Impacts, net of tax: Expense (Income)
Household Products restructuring	0.22	—	0.89	—
Early debt retirement/duplicate interest	0.03	—	0.21	—
Other realignment/integration	0.01	0.01	0.15	0.10
Acquisition inventory valuation	—	—	0.06	—
Venezuela devaluation/other impacts	0.01	(0.04)	0.03	0.20
Valuation allowance, other tax adjustments, prior year foreign tax benefit	0.16	(0.36)	0.14	(0.42)

Diluted EPS — adjusted (Non-GAAP)	$1.10	$0.81	$5.20	$5.60

“This past fiscal year, Energizer focused on investing in a number of strategic initiatives to enhance shareholder value,” said Ward Klein, Chief Executive Officer. “We remain committed to innovation, brand and category development and capitalizing on other growth opportunities. We have rolled out exciting new products and announcements including the global launch of Schick Hydro and the acquisition of American Safety Razor, which resulted in strong growth in our Personal Care division. Through these investments, we gained razor and blade share in the men’s systems segment in key markets where Hydro was launched, and we are encouraged by significant trial and consumer satisfaction. Our Skin Care business also continues to grow, as we further develop our sun care business both domestically and in international markets. Within Household Products, the restructuring of our production footprint is substantially complete, improving our cost structure. We believe that investing in these innovation initiatives, as well as right-sizing our battery production footprint, have positioned us for a return to meaningful earnings growth in Fiscal 2012.”

Net Sales — Total Company ($ in millions)

Quarter and Fiscal Year Ended September 30, 2011

	Q4	%Chg	Fiscal Year	%Chg
Net Sales—FY’10	$1,059.7		$4,248.3
Organic growth	6.3	0.6%	42.0	1.0%
Impact of currency	48.5	4.6%	108.4	2.6%
Chg. in Venezuela	4.1	0.4%	(15.3)	-0.4%
Impact of ASR	80.2	7.5%	262.3	6.2%

Net Sales—FY’11	$1,198.8	13.1%	$4,645.7	9.4%

For the quarter, net sales increased 13.1% on a reported basis as compared to the prior year quarter due to the inclusion of American Safety Razor (ASR) and favorable currencies. On an organic basis, net sales increased 0.6% due to sales growth in Personal Care. Household Products organic sales were essentially flat for the quarter as higher revenue from hurricane-related volume of approximately $20 million was offset by higher trade investment and continued category decline in developed markets, exclusive of hurricane consumption.

Gross margin for the quarter was 45.6%, down 100 basis points versus the prior year quarter. This decrease was due primarily to the inclusion of value priced ASR products, which reduced the overall gross margin by approximately 180 basis points in the quarter. This was partially offset by the impact of favorable currencies.

Advertising and promotion (A&P) was $138.8 million, or 11.6% of net sales, for the quarter as compared to $150.6 million, or 14.2% of net sales in the prior year fourth quarter. As a percent of net sales, A&P was impacted by the acquisition of ASR, which has a lower ratio of A&P spending. Excluding net sales and A&P related to ASR in the current year quarter, A&P as a percent of sales was 12.3%.

Total selling, general and administrative expense (SG&A) was $217.4 million, or 18.1% of net sales, for the current year quarter as compared to $208.8 million, or 19.7% of net sales, for the prior year quarter. The dollar increase of $8.6 million as compared to the prior year quarter was due primarily to the inclusion of approximately $13 million of expenses related to ASR, which were not incurred in the prior year as the acquisition was completed in the first fiscal quarter of 2011.

Net sales for the fiscal year ended September 30, 2011 increased 9.4% on a reported basis due primarily to the inclusion of ASR. On an organic basis, net sales for the fiscal year increased 1.0% as higher sales in Personal Care due, in part, to the Schick Hydro launch, higher disposable sales and stronger Skin Care revenue were offset by declines in Household Products and legacy men’s systems.

Gross margin for the fiscal year ended September 30, 2011 was 46.2%, down 130 basis points. This decrease was due primarily to the inclusion of value priced ASR products, which reduced gross margin by approximately 130 basis points during the period. In addition, higher commodity costs primarily in batteries, and higher coupon and trade promotion related to the Schick Hydro launch were offset by favorable currencies and product mix.

A&P for the fiscal year was $524.0 million, or 11.3% of net sales as compared to $461.3 million, or 10.9% of net sales in the prior year. Excluding the net sales and A&P related to ASR for the fiscal year, A&P as a percent of sales was 11.9%, up approximately 100 basis points as compared to fiscal 2010 due primarily to support for the launch of Hydro.

SG&A for the fiscal year ended September 30, 2011 was $856.1 million, or 18.4% of net sales as compared to $765.7 million, or 18.0% of net sales for fiscal 2010. The dollar increase of $90.4 million was due to the inclusion of approximately $49 million of expenses related to ASR, which were not incurred in the prior year, the unfavorable impact of currencies of approximately $19 million, investments in growth initiatives of approximately $12 million, and approximately $10 million in higher pension expenses due to the actuarial impact of lower market discount rates on the value of pension liabilities. It should be noted that the ASR expenses in fiscal 2011 included approximately $13 million of non-recurring transaction/integration expenses.

Personal Care

Net Sales — Personal Care ($ in millions)

Quarter and Fiscal Year Ended September 30, 2011

	Q4	%Chg	Fiscal Year	%Chg
Net Sales—FY’10	$493.4		$2,048.6
Organic Change	6.1	1.2%	91.9	4.5%
Impact of currency	22.7	4.6%	53.5	2.6%
Chg. In Venezuela	3.0	0.6%	(6.6)	-0.3%
Impact of ASR	80.2	16.3%	262.3	12.8%

Net Sales—FY’11	$605.4	22.7%	$2,449.7	19.6%

For the quarter, net sales increased 22.7% due primarily to the inclusion of ASR and favorable currencies. Organic sales growth was 1.2% for the quarter. The drivers of the reported and organic sales growth for the quarter were as follows:

•

Net sales in Wet Shave increased 32% including the impact of ASR and favorable currencies. Organic sales for Wet Shave grew 1% due to higher shipments of disposables offset by anticipated lower sales of legacy men’s products. Shipment volumes for Hydro increased despite comparing against our prior year launch in Japan in the fourth quarter, but these higher volumes were fully offset by higher promotional spending, which is recorded as a reduction to net sales, as we continue trial generating activities across all markets where we’ve launched, and

•	Net sales for all other Personal Care product categories increased over the same period in the prior year.

Net sales for the 2011 fiscal year increased approximately 20%, of which 4.5% was organic sales growth and the remainder was driven by ASR and favorable currencies. The full year net sales growth was driven primarily by:

•

Net sales in Wet Shave increased 29% including the impact of ASR and favorable currencies, offset by a net sales decline in Venezuela. Organic sales grew 6% due to the launch of Schick Hydro men’s systems and shave preparations, and higher sales of disposables, which were partially offset by lower sales of legacy men’s systems, and

•	Skin Care net sales increased 9% (7% organic and 2% currencies) due to the favorable impact of lower prior year sun care returns and higher shipments for the current sun care season.

Segment Profit — Personal Care ($ in millions)

Quarter and Fiscal Year Ended September 30, 2011

	Q4	%Chg	Fiscal Year	%Chg
Segment Profit—FY’10	$35.5		$366.6
Operations	26.3	74.1%	(11.9)	-3.2%
Impact of currency	9.4	26.5%	26.9	7.3%
Change in OP — VZ	2.0	5.6%	(1.2)	-0.3%
Impact of ASR	4.8	13.5%	28.0	7.6%

Segment Profit—FY’11	$78.0	119.7%	$408.4	11.4%

Segment profit for the quarter was $78.0 million, up almost 120% including the impact of ASR and currencies. Operationally, segment profit increased approximately $26 million, or 74%, on lower A&P and improved product costs, partially offset by the impact of higher coupon and trade promotional spending, which are recorded in net sales.

Segment profit for the year was up approximately 11% due to the favorable impacts of ASR and currencies. This was partially offset by lower operational results of approximately $12 million, or 3%, due to increased A&P in support of the Schick Hydro launch partially offset by higher margins from the organic sales growth noted above.

Household Products

Net Sales — Household Products ($ in millions)

Quarter and Fiscal Year Ended September 30, 2011

	Q4	%Chg	Fiscal Year	%Chg
Net Sales—FY’10	$566.3		$2,199.7
Organic Change	0.2	0.0%	(49.9)	-2.3%
Impact of currency	25.8	4.6%	54.9	2.5%
Chg. In Venezuela	1.1	0.2%	(8.7)	-0.4%

Net Sales—FY’11	$593.4	4.8%	$2,196.0	-0.2%

Net sales increased 4.8% for the fourth quarter versus year ago driven by the impact of favorable currencies. On an organic basis, net sales were essentially flat as approximately $20 million of hurricane response sales in the U.S. and continued category growth in several Asia markets were offset by continued category declines in many developed markets, most notably the U.S. ( excluding the hurricane impact) and Western Europe. The company estimates that the dollar value of the battery category in global measured markets declined 2% in the latest twelve week data, exclusive of the impact of the U.S. hurricane consumption. In addition, gains realized from our recent price increases on C, D and 9V batteries in the U.S. and price increases in other selected international markets were offset by higher retailer trade spending, which is recorded in net sales, as the environment remains competitive.

Net sales for the twelve months were essentially flat, as the favorable impact of currencies was offset by continued negative category value trends and increased retailer trade spending, primarily in the U.S. and Western Europe.

Segment Profit — Household Products ($ in millions)

Quarter and Fiscal Year Ended September 30, 2011

	Q4	%Chg	Fiscal Year	%Chg
Segment Profit—FY’10	$110.5		$451.1
Operations	(9.1)	-8.2%	(71.3)	-15.8%
Impact of currency	14.1	12.8%	28.1	6.2%
Chg. In Venezuela	(0.4)	-0.4%	2.7	0.6%

Segment Profit—FY’11	$115.1	4.2%	$410.6	-9.0%

Segment profit for the quarter was $115.1 million, up approximately $5 million, or 4%, versus the same quarter last year including the favorable impact of currencies. Operationally, segment profit declined $9.1 million, or 8%, due primarily to increased commodity costs (unfavorable by approximately $9 million driven by higher prices for zinc, silver and steel). Also, the incremental gross margin from the hurricane-related volume in the U.S. was offset by spending related to our global “Now That’s Positivenergy” marketing and advertising campaign and other brand investment activities.

Segment profit for fiscal 2011 decreased approximately $41 million, or 9%. The favorable impact of currencies was offset by operational results, which declined $71 million, or 16%, due primarily to category value declines, increased retailer trade spending, the unfavorable impact of higher commodity costs, and investments in growth initiatives.

Our restructuring project, which was previously announced in the fourth quarter of fiscal 2010, is almost complete. For the fourth quarter and the fiscal year ended September 2011, total costs were approximately $19 million and $79 million, respectively. The company estimates that the remaining costs of $6 million in fiscal 2012 will be more than offset by a gain on the recently completed November 1 sale of the company’s Switzerland facility, which was closed as a result of this restructuring. As noted previously, we expect to generate annual savings of approximately $30 to $35 million by the end of fiscal 2012 and have recognized approximately $11 million of these savings in fiscal 2011.

Other Items

For the fourth quarter and fiscal year ended September 30, 2011, interest expense was $30.3 million and $118.4 million, respectively. These results exclude approximately $3 million of duplicate interest expense resulting from the debt refinancing. This duplicate expense is included in interest expense on the financial statements. Total interest expense for the full fiscal year in 2011 was down $7.0 million compared to fiscal 2010, exclusive of the duplicate interest expense, due to lower average borrowings.

Other Financing Expense, net

Quarter and Fiscal Year Ended

September 30, 2011

(Loss) Gain in millions

	Q4	Fiscal Year
(Loss) gain on FX hedging contracts	$(8.1)	$(24.6)
Other FX (loss) gain	(16.4)	(5.4)
VZ highly inflationary accounting impact	(0.5)	(1.8)
Interest Income / Other	0.3	0.8

Other Financing Expense, net	$(24.7)	$(31.0)
Currency Impact Reflected in Segment Profit	$23.5	$55.0

The fourth quarter included a net exchange loss of approximately $16 million resulting from the rapid strengthening of the U.S. dollar during the month of September, which impacted the local currency carrying value of certain unhedged obligations of our foreign affiliates. Many of these obligations are long-term, intercompany positions that are not expected to be settled in the near future, and therefore, the impact of fluctuating exchange rates results in a non-cash accounting adjustment. Such adjustments are present in our normal operating results each period. However, these adjustments are subject to greater volatility during periods of rapid and measurable exchange rate movements, which occurred in September.

As noted in the above table, for the full fiscal year, other financing expense, net was primarily the result of losses on foreign exchange hedge contracts, which were more than offset by currency gains included in segment profit results. For the full year of fiscal 2010, other financing expense was $26.4 million due primarily to a charge of $18.3 million related to the Venezuela devaluation. The remaining expense was due primarily to losses on hedge contracts, which, again, were more than offset by currency gains in divisional segment profit.

For the fourth quarter and fiscal year ended September 30, 2011, the effective tax rate was 43.9% and 35.7%, respectively. The rates were negatively impacted by provisions for income taxes due primarily to the inability to use certain foreign tax loss carry-forwards, other prior year tax adjustments and the negative impact of the Household Products restructuring. Exclusive of the earnings and tax impacts for the items listed on the net earnings adjusted table in the press release attachments, the effective tax rate for the fourth quarter and the fiscal year of 2011 was 29.0% and 31.5%, respectively.

During the fourth quarter and for the full fiscal year 2011, the company repurchased 2.7 million and 3.7 million shares, respectively, of its common stock under the current Board authorization. Subsequent to the end of the fiscal year and through November 1, the company repurchased an additional 0.3 million shares of its common stock under the same Board authorization. There are approximately 4 million shares remaining under the current Board authorization. The timing and number of shares repurchased, if any, will depend on market conditions and other factors.

For the quarter, capital expenditures were approximately $33 million and depreciation was approximately $39 million. For the fiscal year, capital expenditures were approximately $98 million and depreciation was approximately $160 million.

Outlook / Guidance

Looking forward, earnings per share are expected to be in the range of $6.00 to $6.30 for fiscal 2012, based on current foreign exchange and commodity markets. The company expects significant product cost headwinds in fiscal 2012 as compared to fiscal 2011, driven by commodity pricing and other inflationary increases. In response, Energizer has announced pricing actions across several product categories, including the recently announced price increase on alkaline and carbon zinc batteries in the U.S. as described below. Given current market conditions, currency is not expected to have a significant impact on year over year comparatives, but volatility remains a concern as evidenced by the significant strengthening of the U.S. dollar in September. A&P as a percent of net sales is expected to track closer to historical rates from fiscal 2009 and 2010. Energizer remains committed to investing in innovation, brand and category development and other growth opportunities.

In Personal Care, including a full year of ASR results, the company expects segment profit growth in fiscal 2012 will be primarily driven by mid-single digit organic sales growth. The company plans to continue to invest in trial generating activities, brand equity and growth opportunities across all of its Personal Care categories to grow its sales and continue to enhance the long term health of the business.

Segment profit in Household Products, is expected to stabilize in fiscal 2012 as the favorable impacts of new pricing and incremental restructuring savings are expected to offset anticipated continued battery category challenges, higher costs for commodities and other inflationary increases. As previously noted, Energizer believes the global category value continues to decline overall and this trend remains a concern for fiscal 2012. In an effort to offset higher product costs, other operating costs, and investments in innovation, the company recently announced a 6.7% price increase on alkaline and carbon zinc products in the U.S. effective in February 2012.

Webcast Information

In conjunction with this announcement, the Company will hold an investor conference call beginning at 10:00 a.m. eastern time today. The call will focus on fourth-quarter earnings, fiscal 2011 financial results and earnings guidance for fiscal 2012. All interested parties may access a live webcast of this conference call at www.energizer.com, under “About the Company”, “Investor Relations”, and “Webcasts and Presentations” tabs or by using the following link:

http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=124138&eventID=4218784

For those unable to participate during the live webcast, a replay will be available on www.energizer.com, under “About the Company”, “Investor Relations”, and “Webcasts and Presentations” tabs, for three months.

# # #

Non-GAAP Financial Measures. While Energizer Holdings, Inc. reports financial results in accordance with accounting principles generally accepted in the U.S. (“GAAP”), this press release includes certain non-GAAP financial measures. These non-GAAP measures, such as historic and estimated future operating results, including EPS, net sales and segment profit, are adjusted to exclude the impact of certain charges and recoveries, such as foreign currencies, the results of operations in Venezuela, the acquisition of ASR and related transaction and integration costs, costs associated with restructuring activities and refinancing costs. The Company believes these non-GAAP measures (which are accompanied by reconciliations to the comparable GAAP measures) provide a more meaningful comparison to the corresponding reported period and assist investors in performing analysis consistent with financial models developed by research analysts. Investors should consider non-GAAP measures in addition to, not as a substitute for, or superior to, the comparable GAAP measures. Further, these non-GAAP measures may differ from similarly titled measures presented by other companies.

Forward-Looking Statements. This document contains both historical and forward-looking statements. Forward-looking statements are not based on historical facts but instead reflect our expectations, estimates or projections concerning future results or events, including, without limitation, statements regarding future earnings, investment or spending initiatives, cost savings related to our restructuring project, the impact of certain price increases, anticipated advertising and promotional spending, the estimated impact of foreign currency movements, raw material and commodity costs, category value and future volume, sales and growth in some of our businesses. These statements generally can be identified by the use of forward-looking words or phrases such as “believe,” “expect,” “anticipate,” “may,” “could,” “intend,” “belief,” “estimate,” “plan,” “likely,” “will,” “should” or other similar words or phrases. These statements are not guarantees of performance and are inherently subject to known and unknown risks, uncertainties and assumptions that are difficult to predict and could cause our actual results, performance or achievements to differ materially from those expressed in or indicated by those statements. We cannot assure you that any of our expectations, estimates or projections will be achieved.

The forward-looking statements included in this document are only made as of the date of this document and we disclaim any obligation to publicly update any forward-looking statement to reflect subsequent events or circumstances.

Numerous factors could cause our actual results and events to differ materially from those expressed or implied by forward-looking statements, including, without limitation:

•	Energizer’s ability to improve operations and realize cost savings;

•	Energizer’s ability to timely implement the strategic initiatives in a manner that will positively impact our financial condition and results of operation;

•	The impact of the strategic initiatives on Energizer’s relationships with its employees, its major customers and vendors;

•	The impact of raw material and other commodity costs;

•	The impact of foreign currency exchange rates and offsetting hedges on Energizer’s profitability for the year with any degree of certainty;

•	The success of new products and the ability to continually develop new products;

•	Energizer’s ability to predict consumption trends with respect to the overall battery category and Energizer’s other businesses;

•	Energizer’s ability to continue planned advertising and other promotional spending may be impacted by lower than anticipated cash flows, or by alternative investment opportunities;

•

Energizer’s effective tax rate for the year could be impacted by legislative or regulatory changes by federal, state and local, and foreign taxing authorities, as well as by the profitability or losses of Energizer’s various subsidiary operations in both high-tax and low-tax countries; and

•

Prolonged recessionary conditions in key global markets where Energizer competes could result in significantly greater local currency movements and correspondingly greater negative impact on Energizer than what can be anticipated from the current spot rates.

In addition, other risks and uncertainties not presently known to us or that we consider immaterial could affect the accuracy of any such forward-looking statements.

The list of factors above is illustrative, but by no means exhaustive. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. Additional risks and uncertainties include those detailed from time to time in Energizer’s publicly filed documents; including its annual report on Form 10-K for the year ended September 30, 2010.

Investor Relations Contact:

Jackie Burwitz

314-985-2169

Jacquelinee.burwitz@energizer.com

ENERGIZER HOLDINGS, INC.

STATEMENT OF EARNINGS

(Condensed)

(In millions, except per share data—Unaudited)

	Quarter Ended September 30,		Twelve Months Ended September 30,
	2011	2010	2011	2010
Net sales	$1,198.8	$1,059.7	$4,645.7	$4,248.3

Cost of products sold	652.8	565.4	2,500.0	2,229.0

Gross profit	546.0	494.3	2,145.7	2,019.3

Selling, general and administrative expense	217.4	208.8	856.1	765.7
Advertising and promotion expense	138.8	150.6	524.0	461.3
Research and development expense	30.8	28.6	108.3	97.1
Household Products restructuring	19.4	—	79.0	—
Interest expense	33.3	30.3	121.4	125.4
Cost of early debt retirements	—	—	19.9	—
Other financing expense, net	24.7	2.2	31.0	26.4

Earnings before income taxes	81.6	73.8	406.0	543.4

Income tax provision	35.8	(11.0)	144.8	140.4

Net earnings	$45.8	$84.8	$261.2	$403.0

Earnings per share
Basic	$0.67	$1.21	$3.75	$5.76
Diluted	$0.67	$1.20	$3.72	$5.72

Weighted average shares of common stock—Basic	68.0	70.3	69.6	70.0

Weighted average shares of common stock—Diluted	68.7	70.8	70.3	70.5

See Accompanying Notes to Condensed Financial Statements

Energizer Holdings, Inc.

Notes to Condensed Financial Statements

September 30, 2011

(in millions, except per share data)

1.	Operating results for any quarter are not necessarily indicative of the results for any other quarter or the full year.

2.	The following table provides a reconciliation of net earnings to adjusted net earnings.

	Quarter Ended September 30,		Twelve Months Ended September 30,
	2011	2010	2011	2010
Net Earnings—GAAP	$45.8	$84.8	$261.2	$403.0
Impacts, net of tax: Expense (Income)
Household Products restructuring	15.3	—	63.3	—
Early debt retirement/duplicate interest	1.9	—	14.4	—
Other realignment/integration	1.3	1.1	10.5	7.6
Acquisition inventory valuation	—	—	4.4	—
Venezuela devaluation/other impacts	0.5	(2.8)	1.8	14.2
Valuation allowance, other tax adjustments, prior year foreign tax benefit	10.8	(25.9)	9.7	(29.6)
Net earnings—adjusted (Non-GAAP)	$75.6	$57.2	$365.3	$395.2

3.	Operations for the Company are managed via two segments—Household Products (Battery and Lighting Products) and Personal Care (Wet Shave/Blades, Skin Care, Feminine Care and Infant Care). On November 23, 2010, we completed the acquisition of American Safety Razor (ASR). ASR is a leading global manufacturer of private label/value wet shaving razors and blades, and industrial and specialty blades and is a part of the Company’ s Personal Care segment. Segment performance is evaluated based on segment operating profit, exclusive of general corporate expenses, share-based compensation costs, costs associated with most restructuring, integration or business realignment activities, including the Household Products restructuring in fiscal 2011, and amortization of intangible assets. Financial items, such as interest income and expense and other financing items, are managed on a global basis at the corporate level.

The Company’s operating model includes a combination of stand-alone and combined business functions between the Household Products and Personal Care businesses, varying by country and region of the world. Shared functions include product warehousing and distribution, various transaction processing functions, and in some countries, combined sales forces and management. The Company applies a fully allocated cost basis, in which shared business functions are allocated between the businesses. Such allocations do not represent the costs of such services if performed on a stand-alone basis.

The reduction in gross margin associated with the write-up and subsequent sale of inventory acquired in the acquisition of ASR, which was $7.0, pre-tax, for the twelve months ended September 30, 2011 is not reflected in the Personal Care segment, but rather presented as a separate line item below segment profit, as it is a non-recurring item directly associated with the ASR acquisition. Such presentation reflects management’s view on how segment results are evaluated.

For the quarter and twelve months ended September 30, 2011, the Company recorded a charge of $0.5 and $1.8 , respectively, related to the change in the value of its net monetary assets in Venezuela as a result of accounting for the translation of this affiliate under the accounting rules governing a highly inflationary economy. This result was recorded using an exchange rate of 5.6 Venezuelan Bolivar Fuerte to one U.S. dollar at September 30, 2011. In the prior year quarter and twelve months, the Company recorded a gain of $0.8 and a charge of $18.3, respectively, related to the devaluation of the exchange rate between the U.S. dollar and the Venezuelan Bolivar Fuerte. These impacts, which are included in other financing on the Consolidated Statements of Earnings (Condensed), are not considered in the evaluation of segment profit. However, normal operating results in Venezuela, such as sales, gross margin and spending, have been negatively impacted by translating at less favorable exchange rates for a portion of fiscal 2011and by the impact of unfavorable economic conditions in the country. These operating results remain part of the reported segment totals. The segment impacts of the Venezuela devaluation and the unfavorable economic impact on operating results are shown separately in the net sales and segment profit tables presented in the press release.

On May 19, 2011, the Company completed the issuance of $600.0 principal amount of 4.7% Senior Notes due May 2021, with interest paid semi-annually beginning November, 2011. The vast majority of the proceeds of the offering were used to repay existing indebtedness including the early redemption of certain private placement notes. The early retirement of the certain private placement notes resulted in the payment of “make whole” premiums totaling $19.9, pre-tax, which are reflected as a separate line item on the Consolidated Statements of Earnings (Condensed) as well as the reconciliation of segment results to total earnings before income taxes included in this footnote. In addition, the notice period required to repay certain private placement notes resulted in duplicate interest expense of approximately $3.0, which is included in Interest Expense on the Consolidated Statements of Earnings (Condensed).

Segment sales and profitability for the quarter and twelve months ended September 30, 2011 and 2010, respectively, are presented below.

	Quarter Ended September 30,		Twelve Months Ended September 30,
	2011	2010	2011	2010
Net Sales
Personal Care	$605.4	$493.4	$2,449.7	$2,048.6
Household Products	593.4	566.3	2,196.0	2,199.7

Total net sales	$1,198.8	$1,059.7	$4,645.7	$4,248.3

Operating Profit
Personal Care	$78.0	$35.5	$408.4	$366.6
Household Products	115.1	110.5	410.6	451.1

Total operating profit	193.1	146.0	819.0	817.7
General corporate and other expenses	(26.4)	(35.8)	(119.9)	(108.4)
Household Products restructuring	(19.4)	—	(79.0)	—
Acquisition inventory valuation	—	—	(7.0)	—
ASR transaction costs/integration	(1.9)	(0.5)	(13.5)	(0.5)
Amortization	(5.8)	(3.4)	(21.3)	(13.6)
Venezuela devaluation/other impacts	(0.5)	0.8	(1.8)	(18.3)
Cost of early debt retirements	—	—	(19.9)	—
Interest and other financing items	(57.5)	(33.3)	(150.6)	(133.5)

Total earnings before income taxes	$81.6	$73.8	$406.0	$543.4

Supplemental product information is presented below for revenues from external customers:

	Quarter Ended September 30,		Twelve Months Ended September 30,
	2011	2010	2011	2010
Net Sales
Wet Shave/Blades	$442.5	$336.3	$1,637.4	$1,265.1
Alkaline batteries	371.9	351.4	1,311.7	1,327.9
Other batteries and lighting products	221.5	214.9	884.3	871.8
Skin Care	59.4	58.3	417.6	383.0
Feminine Care	52.3	49.5	195.1	198.8
Infant Care	50.5	49.3	198.0	201.7
Other personal care products	0.7	—	1.6	—

Total net sales	$1,198.8	$1,059.7	$4,645.7	$4,248.3

4.	Basic earnings per share is based on the average number of common shares outstanding during the period. Diluted earnings per share is based on the average number of shares used for the basic earnings per share calculation, adjusted for the dilutive effect of stock options and restricted stock equivalents.